Exhibit 5.1

Reed Smith LLP
November 2, 2016

MSA Safety Incorporated
MSA Corporate Center
1000 Cranberry Woods Drive
Cranberry Township, PA 16066

Re:	Registration Statement on Form S‑8 for MSA Safety Incorporated
2016 Management Equity Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to MSA Safety Incorporated, a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) on Form S-8 (the “Registration Statement”) of the issuance by the Company from time to time of up to 600,000 shares of its Common Stock, without par value (the “Shares”) under the Company’s 2016 Management Equity Incentive Plan (the “Plan”).
We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Plan, the Shares will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,
/s/ Reed Smith LLP
REED SMITH LLP